Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces First Quarter 2021 Results

Irvine, CA, May 6, 2021 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”) announces its financial results for the quarter ended March 31, 2021.

For the first quarter of 2021, the Company reported a net (loss) of $(683) thousand, or $(0.03) per diluted common share, and core (loss) of $(262) thousand, or $(0.01) per diluted common share, as compared to a net (loss) of $(64.7) million, or $(3.05) per diluted common share, and core (loss) of $(56.1) million, or $(2.64) per diluted common share, for the first quarter of 2020.

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Core earnings (loss) is a financial measurement that is calculated by adjusting generally accepted accounting principles (“GAAP”), operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (“MSRs”), and non-recurring expenses. The Company believes core earnings (loss) more accurately reflects the Company’s current business operations of mortgage originations. Core earnings (loss) adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP core earnings (loss) further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended
(in thousands, except share data)	March 31,	December 31,	March 31,
(unaudited)	2021	2020	2020
Revenues:
Gain (loss) on sale of loans, net	$20,131	$21,455	$(28,162)
Servicing (expense) fees, net	(119)	(131)	2,507
Gain (loss) on mortgage servicing rights, net	38	(1,624)	(18,310)
Real estate services fees, net	210	294	393
Other	324	3	63
Total revenues (losses)	20,584	19,997	(43,509)
Expenses:
Personnel expense	14,924	13,255	20,664
Business promotion	1,193	552	3,128
General, administrative and other	5,181	6,116	6,975
Total expenses	21,298	19,923	30,767
Operating (loss) earnings:	(714)	74	(74,276)
Other income (expense):
Net interest income	660	708	2,928
Change in fair value of long-term debt	1,025	(1,802)	9,036
Change in fair value of net trust assets	(1,673)	(1,092)	(2,383)
Total other income (expense)	12	(2,186)	9,581
Loss before income taxes	(702)	(2,112)	(64,695)
Income tax (benefit) expense	(19)	78	36
Net loss	$(683)	$(2,190)	$(64,731)
Other comprehensive loss:
Change in fair value of instrument specific credit risk	(1,667)	505	(3,073)
Total comprehensive loss	$(2,350)	$(1,685)	$(67,804)

Diluted weighted average common shares	21,294	21,255	21,228
Diluted loss per share	$(0.03)	$(0.10)	$(3.05)

Net loss for the three months ended March 31, 2021 decreased to $683 thousand as compared to $64.7 million for the three months ended March 31, 2020. The quarter over quarter decrease in net loss was the result of a number of factors including; the previously disclosed pause in lending as a result of the global pandemic during 2020, which resulted in the Company booking a substantial loss in the first and second quarters of 2020; the remarking of the non-qualified mortgage (NonQM) position as well as mark-to-market decreases in fair value of our MSRs; and the significant decline in interest rates. Consequently, gain on sale of loans, net increased $48.3 million to $20.1 million for the three months ended March 31, 2021 as compared to a loss of $28.2 million during the same period in 2020. During the first quarter of 2021, margins were 237 basis points (bps) as compared to (187) bps in the first quarter of 2020, due to the loss on sale of loans.

Total expenses decreased by $9.5 million, or 31%, to $21.3 million for the three months ended March 31, 2021, compared to $30.8 million for the comparable period in 2020. Personnel expense decreased $5.7 million to $14.9 million for the three months ended March 31, 2021 as compared to the same period in 2020. The decrease is primarily related to the temporary pause in lending during 2020, which resulted in the furlough and subsequent reduction in headcount. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model. As a result, average headcount decreased 37% for the three months ended March 31, 2021 as compared to the same period in 2020. Although personnel expense decreased during the three months ended March 31, 2021, it increased to 176 bps of fundings as compared to 137 bps for the comparable 2020 period. The increase is the result of an industry wide escalation in the cost of production and operational talent, as well as the continued rebuild of our NonQM platform, which began in the fourth quarter of 2020.

Business promotion expense decreased $1.9 million to $1.2 million for the three months ended March 31, 2021 as compared to $3.1 million for the same period in the prior year. Business promotion has remained low as compared to prior periods as a result of the current interest rate environment which requires significantly less business promotion to source leads. We intend to continue to source leads through digital campaigns, which allow for a more cost effective approach, increasing the ability to be more price and product competitive to more specific target geographies.

General, administrative and other expenses decreased to $5.2 million for the three months ended March 31, 2021, compared to $7.0 million for the same period in 2020. The decrease in general, administrative and other expenses was partially due to a $682 thousand decrease in occupancy expense partially due to right of use (ROU) asset impairment during the first quarter of 2020 as well as a reduction in occupancy expense associated with the impaired space. In August 2019, we entered into an agreement to lease additional office space in our corporate office to accommodate the staffing increase. During the first quarter of 2020, as a result of the pandemic and subsequent reduction in lending activities, we consolidated one floor of our corporate office and recognized ROU asset impairment of $393 thousand in addition to a $198 thousand reduction in occupancy expense for the impaired space. The decrease was also related to a $523 thousand decrease in legal and professional fees as a result of exploring alternative exit strategies for our NonQM loan portfolio held-for-sale, which occurred during the first quarter of 2020. Additionally, all other general, administrative and other expenses decreased quarter over quarter as a result of the reduction in origination volume as compared to the same period in 2020.

Origination Data
(in millions)

Total Originations	Q1 2021	Q4 2020	% Change	Q1 2020	% Change
Retail	$773.1	$753.3	3%	$1,310.0	-41%
Correspondent	$0.0	$0.0	0%	$54.2	-100%
Wholesale	$76.8	$56.7	35%	$152.1	-50%
Total Originations	$849.9	$810.0	5%	$1,516.3	-44%

During the first quarter of 2021, total originations were $849.9 million as compared to $810.0 million in the fourth quarter of 2020 and $1.5 billion in the first quarter of 2020. The overall reduction in originations as compared to the first quarter of 2020, was the result of our temporary suspension of lending activities during 2020, due to uncertainty caused by the COVID-19 pandemic. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model.

For the three months ended March 31, 2021, NonQM origination volumes were $14.7 million as compared to $2.2 million for the three months ended December 31, 2020 and $261.6 million for the three months ended March 31, 2020. We re-engaged lending in the NonQM market during the fourth quarter of 2020 and have continued throughout the first quarter of 2021 to rebuild our third party origination (“TPO”) NonQM origination team in anticipation of increasing mortgage interest rates and declining conventional margins in the second half of 2021. With the sudden increase in mortgage interest rates and subsequent margin compression seen in conventional originations during February and March, we have accelerated our pivot to NonQM in our TPO channel. During March of 2021, we saw a significant increase in NonQM locks, which we anticipate will drive April NonQM fundings to be in excess of first quarter 2021 NonQM fundings.

We continue to believe there is an underserved mortgage market for credit-worthy borrowers who may not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau. The re-emergence of the NonQM market has been defined by products that fit within a tighter credit box, which is where our NonQM originations have been historically. We believe the quality, consistency and performance of our loans has been demonstrated through the previous issuance of four securitizations since 2018. All four securitizations were 100% backed by Impac NonQM collateral with the senior tranches receiving AAA ratings. In the first quarter of 2021, our NonQM originations had a weighted average Fair Isaac Company credit score (“FICO”) of 755 and a weighted average LTV ratio of 60%. In 2020, our NonQM originations had a weighted average FICO of 730 and a weighted average LTV of 68%.

The mortgage servicing portfolio decreased to $40.7 million at March 31, 2021 as compared to $30.5 million at December 31, 2020 and $4.7 billion at March 31, 2020. The decrease in the mortgage servicing portfolio was primarily due to the sale of $4.2 billion in UPB of Freddie Mac and GNMA MSRs in the second and third quarters of 2020. We continue to selectively retain mortgage servicing as well as increase whole loan sales on a servicing released basis to investors.

The servicing portfolio generated net servicing expense of $119 thousand in the first quarter of 2021, as compared to net servicing fees of $2.5 million in the first quarter of 2020, as a result of the aforementioned servicing sales as well as a portfolio runoff caused by the decrease in mortgage interest rates. The sale of MSRs during 2020 will result in net servicing expense going forward as a result of a small balance servicing portfolio as well as interim servicing costs.

At March 31, 2021, cash decreased $1.1 million to $53.1 million from $54.2 million at December 31, 2020. Cash balances decreased primarily due to payment of operating expenses.

Summary Balance Sheet	March 31,	December 31,
(in thousands, except per share data)	2021	2020
ASSETS
Cash	$53,053	$54,150
Mortgage loans held-for-sale	209,893	164,422
Mortgage servicing rights	498	339
Securitized mortgage trust assets	2,044,308	2,103,269
Other assets	52,771	47,126
Total assets	$2,360,523	$2,369,306

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$204,498	$151,932
Debt	65,361	64,413
Securitized mortgage trust liabilities	2,028,210	2,086,557
Other liabilities	48,934	50,753
Total liabilities	2,347,003	2,353,655
Total equity	13,520	15,651
Total liabilities and stockholders’ equity	$2,360,523	$2,369,306

Book value per share	$0.63	$0.74
Tangible Book value per share	$0.63	$0.74

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “We continue to build upon the success the Company achieved in the second half of 2020, wherein we reached our goal of creating a sustainable, monthly loan origination run rate of $250 million. The first quarter of 2021 was primarily focused on building and ramping up our NonQM platform, specifically through our TPO channel. While we do not provide forward guidance, we will note that during April 2021, our NonQM origination volume was more than double our NonQM origination volume for the entire first quarter of 2021. We continue to invest in resources that will enable us to further grow alternative credit, which has historically been one of our core competences, and which we believe has a permanent and increasingly important place in the market.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net earnings (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results. Core earnings (loss), is considered a non-GAAP financial measurement. Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions, this financial metric reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net earnings (loss):

	For the Three Months Ended
Core Earnings (Loss)	March 31,	December 31,	March 31,
(in thousands, except per share data)	2021	2020	2020
Net loss before tax:	$(702)	$(2,112)	$(64,695)

Change in fair value of mortgage servicing rights	(50)	1,621	15,294
Change in fair value of long-term debt	(1,025)	1,802	(9,036)
Change in fair value of net trust assets, including trust REO gains	1,673	1,092	2,383
Legal settlements and professional fees, for legacy matters	—	750	—
Legacy corporate-owned life insurance	(158)	150	—
Core (loss) earnings before tax	$(262)	$3,303	$(56,054)

Diluted weighted average common shares	21,294	21,255	21,228
Diluted core (loss) earnings per common share before tax	$(0.01)	$0.16	$(2.64)

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share data)	2021	2020	2020
Diluted loss per common share	$(0.03)	$(0.10)	$(3.05)
Adjustments:
Change in fair value of mortgage servicing rights	—	0.08	0.72
Change in fair value of long-term debt	(0.05)	0.08	(0.42)
Change in fair value of net trust assets, including trust REO gains	0.08	0.05	0.11
Legal settlements and professional fees, for legacy matters	—	0.04	—
Legacy corporate-owned life insurance	(0.01)	0.01	—
Diluted core (loss) earnings per common share before tax	$(0.01)	$0.16	$(2.64)

Conference Call

The Company will hold a conference call on May 7, 2021, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session. To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (844) 406-9449 conference ID number 6174517, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets due to the outbreak of the novel coronavirus, and any adverse impact or disruption to the Company’s operations; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; ability to successfully re-engage in lending activities, recruit and hire talent to rebuild our TPO NonQM origination team, and increase NonQM originations; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; the effects of any acquisitions or dispositions of assets we may make; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com

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